CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendment No. 19 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated August 11, 1999, relating to the financial statements and financial highlights appearing in the June 30, 1999 Annual Reports to Shareholders of Colonial Small Cap Value Fund, Colonial U.S. Growth & Income Fund, Colonial Value Fund and Newport Asia Pacific Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the heading "Independent Accountants" in the Statements of Additional Information.





PricewaterhouseCoopers LLP
Boston, Massachusetts
October 13, 1999